Exhibit 8.1

April 22, 2011	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
Santander Drive Auto Receivables LLC
8585 North Stemmons Freeway
Suite 1100-N
Dallas, Texas 75247

Re:	Santander Drive Auto Receivables LLC Registration Statement on Form S-3 (No. 333-165432)
Ladies and Gentlemen:
     We have acted as special tax counsel to Santander Drive Auto Receivables LLC (the “Seller”) and Santander Consumer USA Inc. (“SC USA”) in connection with the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes, the Class C Auto Loan Asset Backed Notes and the Class D Auto Loan Asset Backed Notes (collectively, the “Offered Notes”) and the issuance of the Class E Auto Loan Asset Backed Notes (the “Class E Notes”, and together with the Offered Notes, the “Notes”) described in the preliminary prospectus supplement dated April 20, 2011 (the “Preliminary Prospectus Supplement”) and the base prospectus dated April 20, 2011 (the “Base Prospectus”, and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Santander Drive Auto Receivables Trust 2011-1 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement (the “Trust Agreement”) between the Seller and Wells Fargo Delaware Trust Company, N.A., as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition herein have the meanings set forth in Appendix A to the Sale and Servicing Agreement between the Seller, the Issuer, SC USA and the Indenture Trustee.
     In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).
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MAYER BROWN LLP
Santander Drive Auto Receivables LLC
April 22, 2011

     The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.
     Based on the foregoing and assuming that the Operative Documents with respect to the Offered Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the transaction documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Preliminary Prospectus Supplement under the headings “Summary of Terms—Tax Status” and “Material Federal Income Tax Consequences” and in the Base Prospectus under “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.
     We know that we are referred to under the captions referred to above included in the Preliminary Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.
Respectfully submitted,
/s/ Mayer Brown LLP
Mayer Brown LLP